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                                                                    EXHIBIT 21.1

               ABT BUILDING PRODUCTS CORPORATION AND SUBSIDIARIES

                          SUBSIDIARIES OF THE COMPANY

  1. ABTco, Inc., a Delaware corporation.

  2. ABT Building Products Canada Limited, a Canadian corporation.

  3. ABT Export Company, a foreign sales corporation.